    As filed with the Securities and Exchange Commission on October 11, 1994
                                         REGISTRATION NO. 33-___________________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             --------------------

                        MARINE DRILLING COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

              TEXAS                             1381                     74-2558926
  (State of other jurisdiction      (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)    Classification Code Number)     Identification No.)

                      14141 SOUTHWEST FREEWAY, SUITE 2500
                            SUGAR LAND, TEXAS  77478
                                 (713) 491-2002
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               WILLIAM H. FLORES
                      14141 SOUTHWEST FREEWAY, SUITE 2500
                            SUGAR LAND, TEXAS  77478
                                 (713) 491-2002
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             --------------------

            Copy to:         VINSON & ELKINS L.L.P.
                             2500 FIRST CITY TOWER
                           HOUSTON, TEXAS  77002-6760
                           ATTENTION:  SCOTT N. WULFE

                             --------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ( )

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: (x)

                             --------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                                                  PROPOSED
                                                                PROPOSED          MAXIMUM
                                                                MAXIMUM          AGGREGATE        AMOUNT OF
         TITLE OF EACH CLASS OF             AMOUNT TO BE     OFFERING PRICE       OFFERING       REGISTRATION
       SECURITIES TO BE REGISTERED          REGISTERED(1)     PER SHARE(1)        PRICE(1)           FEE
- -------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value                 1,056,000          $4 1/2          $4,752,000       $1,638.62
=============================================================================================================

(1) Calculated pursuant to Rule 457(c), the registration fee was computed on the basis of the average of the high and low prices of the registrant's Common Stock reported by Automated Quotation System, as of October 7, 1994.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with the Securities and Exchange Commission. These securities may not  *
*  be sold nor may offers to buy be accepted prior to the time the        *
*  registration statement becomes effective. This prospectus shall not    *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any State in which  *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************



                 Subject to Completion, Dated October 11, 1994



P R O S P E C T U S          (MARINE DRILLING LOGO)


                        MARINE DRILLING COMPANIES, INC.

                1,056,000 Shares of Common Stock, $.01 par value

                             --------------------

         This Prospectus covers 1,056,000 shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock"), of Marine Drilling Companies, Inc. (the "Company") which are offered hereby for the account of M/V Enterprise Limited Partnership, a Louisiana limited partnership (the "Selling Stockholder"). The Company will receive no part of the proceeds of any sales made hereunder. See "Use of Proceeds."

         The Common Stock may be offered from time to time in one or more transactions (including block transactions) on the Nasdaq Stock Market, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

         The Common Stock is traded on the Nasdaq Stock Market. On October 7, 1994, the last reported sale price of the Common Stock on the Nasdaq Stock Market was $4 5/8 per share.

         SEE "INVESTMENT CONSIDERATIONS" FOR CERTAIN CONSIDERATIONS RELEVANT TO THE INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                             --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

                The date of this Prospectus is October 11, 1994.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

         The Company is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC's Regional Offices located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the SEC under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the SEC (File No. 0-18309) pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

         2. The Company's Quarterly Reports on Form 10-Q with respect to the fiscal quarters ended March 31, 1994 and June 30, 1994.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Any such requests should be directed to Marine Drilling Companies, Inc., 14141 Southwest Freeway, Suite 2500, Sugar Land, Texas 77478-3435, Attention: Investor Relations (telephone: 713/491-2002).

                               PROSPECTUS SUMMARY

         This summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus.

                                  THE COMPANY

         The Company is engaged in contract drilling of offshore oil and gas wells for independent and major oil and gas companies. The Company operates twelve mobile offshore jack-up drilling rigs.

         On October 3, 1994, the Company entered into an agreement (the "Agreement") to acquire (the "Acquisition") from the Selling Stockholder a jack-up drilling rig for total consideration of $5,500,000 consisting of the Shares offered hereby plus certain additional cash consideration. The Acquisition involves the MARINE 3 drilling rig which the Company formerly chartered from the Selling Stockholder.

         The Company's principal executive offices are located at 14141 Southwest Freeway, Suite 2500, Sugar Land, Texas 77478-3435 and its telephone number is (713) 491-2002.

                                  THE OFFERING

         This Prospectus covers the proposed secondary offering of 1,056,000 shares of Common Stock by the Selling Stockholder. See "Selling Stockholder." The Shares will be issued to the Selling Stockholder upon the closing of the Acquisition.

         Shares of Common Stock Being Offered . . . . . . . . .     1,056,000

         Shares of Common Stock Outstanding:

             Before the Acquisition (1) . . . . . . . . . . . .    43,870,131

             After the Acquisition  . . . . . . . . . . . . . .    44,926,131

         Use of Proceeds    . . . . . . . . . . . . . . . . . .    The Selling Stockholder will
                                                                   receive all of the net
                                                                   proceeds from the sale of the
                                                                   shares of Common Stock offered
                                                                   hereby. The Company will not
                                                                   receive any of the proceeds
                                                                   from the sale of such shares.

- --------------------
(1)  As of October 7, 1994.

                                  THE COMPANY

         The Company, through its predecessors, has been engaged since 1966 in offshore contract drilling of oil and gas wells for independent and major oil and gas companies. The Company currently operates in the U.S. Gulf of Mexico and the Bay of Campeche offshore Mexico. As of the date of this Prospectus, the Company operated a fleet of twelve mobile offshore jack-up drilling rigs (all of which, after taking into account the Acquisition, are owned by the Company), consisting of four independent leg cantilever jack-ups and eight mat supported jack-ups. At that time, eleven of the Company's twelve rigs were located in the U.S. Gulf of Mexico and one was in the Bay of Campeche.

         The Company was incorporated in Texas in January 1990 and was significantly restructured and recapitalized in 1992 and early 1993 (the "Recapitalization"). The principal executive offices of the Company are located at 14141 Southwest Freeway, Suite 2500, Sugar Land, Texas 77478-3435 and the telephone number of such offices is (713) 491-2002. References to the "Company" herein include Marine Drilling Companies, Inc. and its subsidiaries unless the context otherwise requires.

                           INVESTMENT CONSIDERATIONS

         Prospective purchasers of the shares of Common Stock offered hereby should carefully consider all of the information set forth or incorporated by reference in this Prospectus, especially the factors described in the following paragraphs.

INDUSTRY CONDITIONS; COMPETITION

         The offshore drilling business is influenced by a number of factors, including the current and anticipated prices of oil and gas (which affect the expenditures by oil and gas companies for exploration and production) and the availability of drilling rigs. In particular, the Company's drilling operations are dependent upon the level of offshore drilling activity in the U.S. Gulf of Mexico and the Bay of Campeche offshore Mexico. Despite occasional improvements, the market for offshore contract drilling and related services has been depressed for most of the past ten years due primarily to depressed oil and gas prices and an oversupply of drilling rigs.

         The offshore drilling market is highly competitive and no one competitor is dominant. There has been a prolonged period of intense price competition during which many rigs have been idle for long periods of time. Consequently, some drilling contractors have gone out of business, sought protection under the bankruptcy laws or consolidated with other contractors. Notwithstanding these events, the industry remains fragmented, and the Company believes that bidding for drilling contracts will remain highly competitive for the foreseeable future. Certain of the Company's competitors are larger, or are subsidiaries of larger companies, and have greater financial resources than the Company, which may enable them to better withstand industry downturns, compete on the basis of price, build new rigs or acquire existing rigs that become available for purchase.

         In addition, jack-up rigs are mobile and competitors have moved and could move additional rigs into the U.S. Gulf of Mexico and the Bay of Campeche. Further, there are additional non-marketed rigs stacked in the U.S. Gulf of Mexico which, subject to some expenditure, could be reactivated to meet an increase in demand for drilling rigs in the Company's markets. Such movement or reactivation could depress pricing levels and adversely affect the supply and demand relationship in the U.S. Gulf of Mexico and the Bay of Campeche.

OPERATING RISKS

         Contract drilling operations are subject to various risks, including blowouts, cratering, fires and explosions, each of which could result in damage to or destruction of drilling rigs and oil and gas wells, damage to life and property, suspension of operations, and environmental damage through oil spillage and extensive uncontrolled fires. The Company currently maintains insurance coverage it believes to be customary in the industry against certain general and marine public liabilities, including liabilities for personal injuries. Except in limited circumstances, this insurance does not cover liability for pollution or environmental damage that originates below the water surface, although the Company is generally indemnified against such pollution and environmental liabilities by its customers. There can be no assurance, however, that such insurance or indemnification will be adequate to protect the Company against liability from all consequences of well disasters, extensive fire damage or damage to the environment or that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable. Such liabilities, if not covered by insurance or a third party indemnification, could have a material adverse effect on the Company.

HISTORY OF OPERATING LOSSES

         The Company incurred an operating loss for each of the years from 1986 through 1992. As a result of significantly improved industry conditions and the consummation of the Recapitalization, the Company reported operating income and net income in 1993 and during the first half of 1994. Continuing profitability will be dependent upon the Company's ability to maintain utilization and day rates for its drilling rigs. The Company cannot predict if such profitability will continue.

CONCENTRATION OF OPERATIONS IN CERTAIN MARKETS

         The Company historically has operated its offshore drilling rigs in the U.S. Gulf of Mexico and the Bay of Campeche offshore Mexico. As of the date of this Prospectus, eleven of the Company's twelve rigs were located in the U.S. Gulf of Mexico and one was in the Bay of Campeche. As a result of this geographic concentration, a decrease in the demand for offshore drilling rigs in the U.S. Gulf of Mexico and the Bay of Campeche could have a material adverse effect on the Company even if demand for offshore drilling rigs in other areas of the world is not adversely affected. Certain of the Company's rigs could, with certain modifications, be capable of working in other international markets. However, the Company's rigs are not suitable for those areas that require hostile environment capabilities, such as the North Sea.

LIMITATIONS ON THE AVAILABILITY OF THE COMPANY'S NET OPERATING LOSS
CARRYFORWARDS

         Sales of significant numbers of shares of Common Stock by the Company or certain significant stockholders of the Company could result in an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). A change in ownership under Section 382 of the Code would limit the Company's ability to use its remaining net operating losses against its future net income and could result in the Company owing materially higher federal income taxes in a given year than it would otherwise have owed. Further, the Company has taken the position that the Recapitalization did not cause an ownership change under Section 382 of the Code. There can be no assurance however, that an ownership change will not be deemed to have occurred as a result of the Recapitalization. If an ownership change were determined to have occurred as a result of the Recapitalization, the Company's ability to use its remaining net operating losses against its future net income would be substantially limited.

SIGNIFICANT STOCKHOLDERS

         As of the date of this Prospectus, of the Company's seven directors, two were affiliated or associated with Warburg, Pincus Capital Company, L.P. ("Warburg"), one was affiliated or associated with Aeneas Venture Corporation ("Aeneas") and one was affiliated or associated with Capricorn Investors, L.P. ("Capricorn"). In addition, William O. Keyes, Chairman and Chief Executive Officer of the Company, served as a director. As of the date of this Prospectus, Warburg, Aeneas, Capricorn and Mr. Keyes owned approximately 25.3%, 12.2%, 5.8% and 3.7%, respectively, of the Company's outstanding Common Stock. Prior to June 29, 1993, Warburg, Aeneas, Capricorn, Mr. Keyes and The Chase Manhattan Bank (National Association) ("Chase") were parties to a shareholders' agreement that, among other things, enabled such shareholders to elect all the directors of the Company. On June 29, 1993, the shareholders' agreement was terminated except that Warburg continues to have the right to designate two nominees to the Company's board of directors as long as it owns at least 15% of the outstanding Common Stock and one nominee as long as it owns at least 5% of the outstanding Common Stock. Based on their ownership as of the date of this Prospectus, Warburg, Aeneas, Capricorn and Mr. Keyes will, in all probability if they act in concert, be able to control the outcome of matters requiring a shareholder vote, including the election of directors. However, the Company has been informed that no agreement currently exists among those parties to act in concert.

DEPENDENCE ON KEY PERSONNEL

         The Company believes that its operations are dependent to some degree upon a relatively small group of its management personnel, the loss of any of whom could have a material adverse effect on the Company. The Company attempts to minimize this risk through the use of employment and incentive plans designed to retain key employees.

DEPENDENCE ON A FEW CUSTOMERS

         As is typical in the industry, the Company does business with a relatively small number of customers at any given time. The loss of any one of the Company's customers could, at least on a short-term basis, have a material adverse effect on the Company's profitability. Management believes, however, that at current levels of activity, the Company would have alternative customers for its services if it lost any single customer and that the loss of any one customer would not have a material adverse effect on the Company on a long-term basis.

SHARES AVAILABLE FOR SALE

         The Company is a party to a registration rights agreement (the "Prior Registration Rights Agreement") dated October 29, 1992 related to the future sales of Common Stock by certain significant stockholders. Pursuant to the Prior Registration Rights Agreement, the Company has filed a registration statement, that is currently effective, covering the future resale by those stockholders of up to 23,609,375 shares of Common Stock. Those shares of Common Stock which are available for immediate resale represent approximately 53% of the outstanding shares of Common Stock as of the date of this Prospectus. Sales of substantial amounts by those or other stockholders could adversely affect the price of and market for the Common Stock.

LIMITED FOREIGN OWNERSHIP

         The Company's Restated Articles of Incorporation contain limitations upon the percentage of outstanding Common Stock that can be owned by persons who are not United States citizens within the meaning of certain U.S. statutes relating to the ownership of U.S. flag vessels. At present, applying the statutory requirements, the Restated Articles of Incorporation would prohibit more than 48% of the outstanding Common Stock from being owned by non-U.S. citizens. These restrictions may at times preclude the transfer or issuance of Common Stock to non-U.S. citizens and thus restrict the available market for resales of shares of Common Stock and for the issuance of shares by the Company.

ENVIRONMENTAL MATTERS

         The operations of the Company are subject to numerous federal, state and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. Such laws and regulations not only expose the Company to liability for its own actions but also, under certain circumstances, expose the Company to liability for the conduct of others or for acts of the Company which were in compliance with all applicable laws at the time such acts were taken. In addition, legislative proposals have been introduced which would materially limit or prohibit offshore drilling in certain environmentally sensitive areas. Some recent proposals which limit or prohibit drilling in limited parts of the U.S. Gulf of Mexico and certain other U.S. offshore areas have been enacted into law and have adversely affected the Company. An Executive Order declaring a moratorium on oil and gas leasing and exploration until the year 2000 in certain areas, including the U.S. Gulf of Mexico off southern Florida, is currently in effect. If additional laws are enacted or other governmental action is taken that further restrict or prohibit offshore drilling in the U.S. Gulf of Mexico or impose environmental protection requirements that materially increase the costs of offshore exploration, development or production of oil and gas, the Company could be further affected in a materially adverse matter.

GOVERNMENTAL REGULATION

         The business of the Company is affected by political developments and by federal, state, foreign and local laws and regulations that relate directly to the oil and gas industry. The adoption of laws and regulations curtailing exploration and developmental drilling for oil and gas for economic, environmental and other policy reasons adversely affects the operations of the Company by limiting available drilling opportunities for its customers.

                               RECENT DEVELOPMENT

         On October 3, 1994, the Selling Stockholder and the Company entered into the Agreement providing for the acquisition by the Company of the MARINE 3, an offshore jack-up drilling rig, for total consideration of $5,500,000 consisting of the 1,056,000 shares of Common Stock offered hereby plus certain additional cash consideration.

         The Acquisition will be consummated on the date of this Prospectus, at which time the Selling Stockholder will receive the Shares. In connection with the execution and delivery of the Agreement, the Company and the Selling Stockholder entered into a Registration Rights Agreement dated October 3, 1994 (the "Registration Rights Agreement") whereby the Company agreed, among other things, to register under the Securities Act the shares of Common Stock issued to the Selling Stockholder in connection with the Acquisition.

                                USE OF PROCEEDS

         The Selling Stockholder will receive all of the net proceeds from the sale of the Shares owned and offered hereby. The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

                              SELLING STOCKHOLDER

         This Prospectus relates to the periodic offers and sales by the Selling Stockholder of 1,056,000 shares of Common Stock. Other than the Shares offered hereby, the Selling Stockholder does not own any shares of Common Stock. Upon consummation of the sale of Common Stock contemplated hereby, the Selling Stockholder will no longer own any shares of the Common Stock.

         The Company chartered the MARINE 3 from the Selling Stockholder pursuant to a two-year bareboat charter dated December 21, 1992. The charter commenced in January 1993 and will be terminated in connection with the Acquisition. Except for this charter arrangement, the ownership interest of the Selling Stockholder in the Shares and the contractual relationships provided in the Acquisition Agreement and the Registration Rights Agreement, the Selling Stockholder does not have any relationship with the Company.

         Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses in connection with the registration and sale of the Shares, except that fees and expenses of any underwriter, dealer, broker or agent allocable to sales of the Shares and fees and expenses of counsel for the Selling Stockholder will be borne by the Selling Stockholder. In addition, the Company has agreed to indemnify the Selling Stockholder and each such underwriter against certain liabilities, including liabilities under the Securities Act. The Registration Rights Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                              PLAN OF DISTRIBUTION

         The Selling Stockholder may sell any Shares offered hereunder from time to time in one or more transactions (including block transactions in which the Selling Stockholder is the seller) on the Nasdaq Stock Market or in the over-the-counter market. The Selling Stockholder may also sell shares in special offerings, exchange distributions or secondary distributions in accordance with the rules of the Nasdaq Stock Market, in negotiated transactions, including through the writing of options on shares of the Common Stock (whether such options are listed on an options exchange or otherwise), or otherwise. The Selling Stockholder may effect such transactions by selling shares of the Common Stock to or through underwriters, dealers, brokers or agents. Such underwriters, dealers, brokers or agents may sell such shares to purchasers in one or more transactions (including block transactions) on the Nasdaq Stock Market or otherwise. Any sales may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Without limiting the foregoing, brokers may act as dealers by purchasing any and all shares of the Common Stock covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such shares pursuant to this Prospectus. Such brokers will receive compensation from the Selling Stockholder in the form of commissions or discounts and may receive compensation from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal in the form of commissions or discounts. The Selling Stockholder and any underwriters, dealers, brokers or agents that participate in the sale of such shares may be deemed to be underwriters, and any profit on the sale of such shares by the Selling Stockholder and any discounts, commissions or concessions received by any such underwriter, dealer, broker or agent may be deemed to be underwriting discounts or commissions under the Securities Act.

         There can be no assurances that the Selling Stockholder will sell any or all of the Shares offered hereunder.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The authorized capital stock of the Company currently consists of (i) 200,000,000 shares of Common Stock, par value $.01 per share, of which approximately 44,926,131 shares (after taking into account the Acquisition) were issued and outstanding as of the date of this Prospectus and (ii) 20,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares were issued and outstanding as of the date of this Prospectus.

COMMON STOCK

      Each share of Common Stock is subject to all rights, privileges, preferences and priorities of any class of preferred stock of the Company. Each share of Common Stock has an equal and ratable right to receive dividends as and when declared by the Board of Directors out of any funds of the corporation legally available for the payment thereof. The Company currently has no intention to pay dividends on the shares of Common Stock in the foreseeable future.

         In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, including any liquidation preferences payable to the holders of Preferred Stock that may at the time be outstanding.

         Each share of Common Stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders.
Holders of Common Stock have no right to cumulate their vote in the election of directors.

         American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, acts as the transfer agent and registrar of the Common Stock.

PREFERRED STOCK

         The Preferred Stock may be divided into and issued in one or more series, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is vested with the authority to establish and designate such series from time to time, and within the limitations prescribed by law or set forth in the Company's Restated Articles of Incorporation, to fix and determine the number, preferences, limitations and relative rights, including voting rights, of the authorized shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued. The Board of Directors shall exercise such authority by the adoption of a resolution or resolutions as prescribed by law.

         The terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock or of any class of junior stock, provided such amendment does not adversely affect the holders of such other series of Preferred Stock or any class of junior stock. Shares of any class of Preferred Stock which have been issued and reacquired in any manner and are not held as treasury shares, including shares redeemed by purchase (whether through the operations of a retirement or sinking fund or otherwise), will have the status of authorized and unissued Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series.

         Issuance of Preferred Stock could involve dilution of the equity of the holders of Common Stock and restrictions on the rights of such holders to receive dividends or other distributions.

VOTING

         The Company's Restated Articles of Incorporation provide that (i) action may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of the stockholders, and (ii) the vote required to approve a merger, share exchange, certain sales of assets, charter amendment or dissolution involving the Company shall be a majority of each outstanding class of capital stock entitled to vote thereon.

NO PREEMPTIVE RIGHTS

         No holder of shares of the Company, including shares of Common Stock, shall have any preemptive right or other right to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Company, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock.

FOREIGN OWNERSHIP

         The Restated Articles of Incorporation of the Company contain provisions limiting foreign ownership of the capital stock of the Company. These provisions are intended to protect the Company's ability to continue to own its rigs as U.S. flag vessels. Having a rig designated as a U.S. flag vessel is desirable because, among other things, certain types of financings are available only for U.S. flag vessels. The Shipping Act of 1916, as amended (the "Shipping Act"), prohibits the transfer of a U.S. flag vessel or any interest therein, without the consent of the United States Maritime Administration, to a person who is not a citizen of the United States. The penalties for violation of this provision include forfeiture of the vessel. A corporation is not considered a U.S. citizen for these purposes unless, among other things, the controlling interest therein is owned by citizens of the United States. Thus, a transfer of Common Stock which would result in more than 50% of the outstanding Common Stock being held by non-U.S. citizens could constitute a transfer of the rigs in violation of the Shipping Act. Under the provisions of the

Company's Restated Articles of Incorporation, (i) shares of any class of capital stock of the Company are not issuable to and are not registrable upon transfer in the name of any person who cannot demonstrate to the satisfaction of the Company that such person is a United States citizen (as defined for purposes of the Shipping Act and hereinafter referred to as "U.S. citizens") and is not holding such shares for the account or benefit of any non-U.S. citizen, if as a result of such issuance or registration of transfer the percentage of such class owned by non-U.S. citizens would exceed a fixed percentage (the "Permitted Percentage"), which is equal to 2% less than the percentage that would prevent the Company from being a U.S. citizen (currently 50%, thus resulting in a Permitted Percentage of 48%), and any such transfer shall be void and ineffective as against the Company, and (ii) if at any time non-U.S. ownership of any such class (either record or beneficial) exceeds the Permitted Percentage, the Company may withhold payment of dividends on such shares deemed to be in excess of the Permitted Percentage and may suspend the voting rights of such shares.

         Certificates representing the capital stock of the Company bear legends concerning the restrictions on non-U.S. ownership. In addition, the Board of Directors is authorized to adopt a bylaw provision for the establishment of a dual stock certificate system under which different forms of certificates may be used to indicate whether or not the owner thereof is a U.S. citizen. To date, the Board of Directors has not deemed it necessary to adopt such a system.

         The restrictions imposed by the Company's Restated Articles of Incorporation may at times preclude U.S. citizens from transferring their shares of Common Stock to non-U.S. citizens. This may restrict the available market for resales of shares of Common Stock and for the issuance of shares by the Company.

                                 LEGAL MATTERS

         The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

         The consolidated financial statements and schedules of the Company included in the Company's Annual Report on Form 10-K as of December 31, 1993 and 1992, and for each of the years in the three-year period then ended have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report therein, and are incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. All of the expenses will be borne by the Company except as otherwise indicated.

                 Securities and Exchange Commission Registration Fee  . . . . . . . . .      $     1,639
                 Printing Expenses* . . . . . . . . . . . . . . . . . . . . . . . . . .            1,000
                 Accountants' Fees and Expenses*  . . . . . . . . . . . . . . . . . . .            1,000
                 Legal Fees and Expenses* . . . . . . . . . . . . . . . . . . . . . . .            6,000(1)
                 Miscellaneous* . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2,000
                                                                                             -----------
                             Total* . . . . . . . . . . . . . . . . . . . . . . . . . .      $    11,639
                                                                                             ===========

- --------------------
 *   Estimates

(1) Approximately $1,000 of such expenses will be incurred and paid for by the Selling Stockholder.

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. A director or officer may be indemnified only if it is determined that the person (a) conducted himself in good faith; (b) reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests; and (ii) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

         The Company's Restated Articles of Incorporation contain provisions eliminating or limiting liabilities of directors for breaches of their duty of care. The Company's Bylaws provide for indemnification of officers and directors of the Company and persons serving at the request of the Company in such capacities for other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their positions with the Company or such other business organizations. The Company also has policies insuring its officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

         As Aeneas Venture Corporation's representative to the Company's Board of Directors, Mr. McMahon is indemnified by Harvard Management Company, Inc. against certain liabilities Mr. McMahon may incur as a result of his serving as a director of the Company. As Warburg's representatives to the Company's Board of Directors, Messrs. Newman and Libowitz are indemnified by Warburg, Pincus Capital Company, L.P. against certain liabilities Messrs. Newman and Libowitz may incur as a result of their serving as directors of the Company. As Capricorn's representative to the Company's Board of Directors, Mr. Winokur is indemnified by Capricorn Investors, L.P., against certain liabilities Mr. Winokur may incur as a result of his serving as a director of the Company.

ITEM 16.         EXHIBITS.


         EXHIBIT NO.      DESCRIPTION
         -----------      -----------
           4.1            Restated Articles of Incorporation of Marine Drilling Companies, Inc.
                          (Incorporated by reference to Exhibit 28.17 to the Current Report on
                          Form 8-K of the Registrant dated October 30, 1992.)

           4.2            Amended and Restated Bylaws of Marine Drilling Companies, Inc.
                          (Incorporated by reference to Exhibit 28.18 to the Current Report on
                          Form 8-K of the Registrant dated October 30, 1992.)

          *5.1            Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

         *23.1            Consent of Independent Certified Public Accountants.

          23.2            Consent of Vinson & Elkins L.L.P. (see Exhibit 5.1).

         *24.1            Powers of attorney.

         *99.1            Memorandum of Agreement between M/V Enterprise Limited Partnership and
                          Marine Drilling Management Company dated October 3, 1994.

         *99.2            Registration Rights Agreement dated October 3, 1994 between Marine
                          Drilling Companies, Inc. and M/V Enterprise Limited Partnership.

- --------------------
*        Filed herewith.


(b)      Reports on Form 8-K:

         No reports on Form 8-K were filed during the first three quarters of 1994.

ITEM 17.         UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

         (b)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act, unless such information required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless such information is contained in periodic reports filed by the Registrant pursuant to
                 Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d)     The undersigned Registrant hereby undertakes that:

                 (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SUGAR LAND, STATE OF TEXAS, ON THIS 10TH DAY OF OCTOBER 1994.

                                       MARINE DRILLING COMPANIES, INC.


                                       By       William O. Keyes
                                          --------------------------------
                                                William O. Keyes
                                                   President

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              Signature                                  Title                                   Date
              ---------                                  -----                                   ----
            William O. Keyes                Chairman of the Board, President               October 10, 1994
- -----------------------------------           and Chief Executive Officer
            William O. Keyes                  (Principal Executive Officer)

           William H. Flores                Senior Vice President, Chief                   October 10, 1994
- -----------------------------------           Financial Officer and Director
           William H. Flores                  (Principal Financial Officer)

             Joan R. Smith                  Vice President, Controller                     October 10, 1994
- -----------------------------------                  and Secretary
             Joan R. Smith                   (Principal Accounting Officer)

           David E. Libowitz*                           Director                           October 10, 1994
- -----------------------------------
           David E. Libowitz

        Christopher M. Linneman*                        Director                           October 10, 1994
- -----------------------------------
        Christopher M. Linneman

          Michael E. McMahon*                           Director                           October 10, 1994
- -----------------------------------
           Michael E. McMahon

           Howard H. Newman*                            Director                           October 10, 1994
- -----------------------------------
            Howard H. Newman

        Herbert S. Winokur, Jr.*                        Director                           October 10, 1994
- -----------------------------------
        Herbert S. Winokur, Jr.

* By       William H. Flores
    -------------------------------
           William H. Flores
            Attorney-in-Fact

Date:  October 10, 1994

                               INDEX TO EXHIBITS


                                                                                                SEQUENTIALLY
      EXHIBIT                                                                                     NUMBERED
      NUMBER                               EXHIBITS                                                 PAGE
      -------                              --------                                             ------------
        5.1               Opinion of Vinson & Elkins L.L.P. as to the legality of
                          the securities being registered.

       23.1               Consent of Independent Certified Public Accountants.

       24.1               Powers of attorney.

       99.1               Memorandum of Agreement between M/V Enterprise
                          Limited Partnership and Marine Drilling Management Company
                          dated October 3, 1994.

       99.2               Registration Rights Agreement dated October 3, 1994
                          between Marine Drilling Companies, Inc. and M/V Enterprise
                          Limited Partnership.